Exhibit 99

News release:  Immediate           Contact:  Richard B. Elder (Media)
                                             (804) 343-4785
                                             Celeste Gunter (Financial)
                                             (804) 649-4307


JAMES RIVER ANNOUNCES MANAGEMENT CHANGES IN EUROPE

       Richmond,   Virginia,  September  18,  1995  --  James   River
Corporation announced today that Ronald L. Singer, president of James River's European consumer products division, has left the company.

      John F. Lundgren, responsible for European strategic services and marketing and business operations in Greece and Turkey, has been named acting president of the European division. John will assume these responsibilities immediately. He will also coordinate the integration of global services involving finance, human resources, information technology and legal affairs.

      Mr. Lundgren, 44, joined James River in 1982 when the company acquired the paper operations of American Can Company. At that time he was director of marketing for Northern paper products. For five years he served as director of strategic planning for James River's towel and tissue group, and in 1988 he was named vice president, corporate development, responsible for developing and planning James River's world-wide consumer paper products strategy.

      In 1990, when James River created a European consortium for towel, tissue and sanitary paper products manufactured under the name Jamont, Mr. Lundgren was named vice president, strategic planning of that entity.

      Mr. Lundgren holds a Master of Business Administration degree from Stanford University and a Bachelor of Arts degree in psychology from Dartmouth College.

      James River Corporation, headquartered in Richmond, Va., is a manufacturer and marketer of consumer products and food and consumer packaging. These product lines include brands such as QUILTED NORTHERN bathroom tissue, BRAWNY paper towels and DIXIE paper cups and plates. In addition, the company produces a number of popular European brands for the towel and tissue market. James River's current annual sales rate is approximately $6.0 billion.



Today's news release, along with past releases from James River, is available by fax, at no charge, by calling PR Newswire's Company News On Call at (800) 758-5804, ext. 457350